Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our report dated October 4, 2010, of AAA Best Car Rental relating to the financial statements as of July 31, 2010 and for the period from April 30, 2010 (Inception) to July 31, 2010, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

October 22, 2010